February 23, 2022	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Kristina Waugh, 727.567.7654
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RAYMOND JAMES FINANCIAL REPORTS JANUARY 2022 OPERATING DATA

ST. PETERSBURG, Fla. - Raymond James Financial, Inc. (NYSE: RJF) today reported selected operating data for January 2022, in an effort to provide timely information to investors about monthly developments in certain key performance metrics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

“Financial advisor retention and recruiting drove strong growth of client assets year-over-year,” said Chairman and CEO Paul Reilly. “Investment banking revenues were down in January following a record fiscal first quarter, although the M&A pipeline remains robust. In January, we welcomed Charles Stanley to the Raymond James family, which added nearly $34 billion of client assets and approximately 200 financial advisors.”

Selected Key Metrics

$ in billions	As of			% change from
	January 31, 2022	January 31, 2021	December 31, 2021	January 31, 2021	December 31, 2021
Client assets under administration(1)	$1,245.4	$1,027.7	$1,257.8	21%	(1)%
Private Client Group assets under administration(1)	$1,188.4	$975.9	$1,199.8	22%	(1)%
Private Client Group assets in fee-based accounts(1)	$673.1	$534.5	$677.8	26%	(1)%
Financial assets under management	$194.1	$168.8	$203.2	15%	(4)%

Raymond James Bank loans, net	$26.6	$21.8	$26.1	22%	2%

Clients’ domestic cash sweep balances	$74.3	$63.4	$73.5	17%	1%
(1) These metrics include the impact from the acquisition of Charles Stanley Group PLC, which closed on January 21, 2022. For client assets under administration and Private Client Group assets under administration, the impact was approximately $34 billion, and for Private Client Group assets in fee-based accounts, the impact was approximately $22 billion.

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 8,700 financial advisors. Total client assets are $1.25 trillion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.